Exhibit (12)
                                                                    ------------


                                Pitney Bowes Inc.
              Computation of Ratio of Earnings to Fixed Charges (1)
              -----------------------------------------------------


  (Dollars in thousands)
                                                                         Three Months Ended                Six Months Ended
                                                                              June 30,                         June 30,
                                                                   ------------------------------    ----------------------------
                                                                            2005             2004            2005            2004
                                                                   -------------    -------------    ------------    ------------
  Income before income taxes...................................    $     209,852    $     197,948    $    437,621    $    383,969

  Add:
    Interest expense...........................................           49,434           42,152          95,801          83,624
    Portion of rents representative
      of the interest factor...................................           13,450           12,128          27,380          25,343
    Amortization of capitalized
      interest.................................................              367              367             736             736
    Minority interest in the income of
      subsidiary with fixed charges............................            2,294              923           4,052           1,833
                                                                   -------------    -------------    ------------    ------------

  Income as adjusted...........................................    $     275,397    $     253,518    $    565,590    $    495,505
                                                                   =============    =============    ============    ============

  Fixed charges:
    Interest expense...........................................    $      49,434    $      42,152    $     95,801    $     83,624
    Portion of rents representative
      of the interest factor...................................           13,450           12,128          27,380          25,343
    Minority interest, excluding taxes, in the
      income of subsidiary with fixed charges..................            3,466            1,356           6,143           2,693
                                                                   -------------    -------------    ------------    ------------

  Total fixed charges..........................................    $      66,350    $      55,636    $    129,324    $    111,660
                                                                   =============    =============    ============    ============

  Ratio of earnings to fixed charges...........................             4.15             4.56            4.37            4.44
                                                                   =============    =============    ============    ============

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.